UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2005

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2005, Desert Ridge Resort, LLC (the “LLC”), an unconsolidated entity of CNL Hotels & Resorts, Inc., entered into a $301.5 million loan agreement (the “Loan”) with Barclays Capital Real Estate Inc. The LLC owns the JW Marriott Desert Ridge Resort Hotel and Spa located in Phoenix, Arizona (the “Property”). The Loan has an initial maturity date of July 9, 2007 and includes three additional one-year extensions, subject to certain conditions, available at the LLC’s option. Approximately $275 million of the Loan proceeds were used to refinance all of the previously existing outstanding debt of the LLC. The remaining proceeds have been used to pay expenses related to the early extinguishment of the previously existing debt and closing of the Loan.

The Loan is collateralized by the Property, bears interest at a rate of one-month LIBOR plus 226 basis points per year, and contains restrictive covenants, as defined in the loan agreement, which requires the LLC to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. Payments of interest only are due monthly through the expected maturity in July 2007.

In conjunction with the Loan, the LLC entered into an interest rate protection agreement which caps one-month LIBOR at 4.50 percent for the initial term of the Loan. The interest rate protection agreement is designated as a cash flow hedge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: June 21, 2005	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting Officer